EXHIBIT 99.1

Utah Medical Products, Inc. Reports Financial Performance for First Quarter 2022

Contact: Crystal Rios (801) 566-1200	April 26, 2022

Salt Lake City, Utah – In the first calendar quarter (1Q) of 2022, Utah Medical Products, Inc. (Nasdaq: UTMD) attained financial results consistent with achieving its goals for calendar year 2022.

Summary of results.

The following is a summary comparison of 1Q 2022 with 1Q 2021 income statement measures:

Revenues (Sales):	+12.4%
Gross Profit (GP):	+ 8.4%
Operating Income (OI):	+16.3%
Net Income (NI):	+16.9%
Earnings Per Share (EPS):	+16.6%

Profit margins in 1Q 2022 compared to 1Q 2021 follow:

	1Q 2022 (JAN – MAR)	1Q 2021 (JAN – MAR)
Gross Profit Margin (gross profits/ sales):	61.1%	63.4%
Operating Income Margin (operating income/ sales):	36.7%	35.5%
EBT Margin (profits before income taxes/ sales):	36.8%	35.6%
Net Income Margin (profit after taxes/ sales):	28.7%	27.6%

Currencies in this release are denoted as $ or USD = U.S. Dollars; AUD = Australia Dollars; £ or GBP = UK Pound Sterling; C$ or CAD = Canadian Dollars; and € or EUR = Euros. Currency amounts throughout this report are in thousands, except per share amounts and where noted.

Domestic sales in 1Q 2022 were up 18%, and sales outside the U.S. (OUS) were up 4%, compared to 1Q 2021.  Using the same foreign currency exchange (FX) rates for sales not invoiced in USD, i.e. in “constant currency” terms, OUS sales were up 7%. Because 24% of consolidated sales were invoiced in foreign currencies, the change in FX rates for OUS sales did have an impact on period-to-period relative financial results. FX rates for income statement purposes are transaction-weighted averages. The average FX rates from the applicable foreign currency to USD during 1Q 2022 and 1Q 2021 follow:

	1Q 2022	1Q 2021	Change
GBP	1.339	1.379	(2.9%)
EUR	1.126	1.203	(6.4%)
AUD	0.724	0.773	(6.3%)
CAD	0.789	0.790	(0.1%)

The weighted-average negative impact on foreign currency sales was 5.0%, reducing reported USD sales by $152 relative to the same foreign currency sales in 1Q 2021.  In constant currency terms, total consolidated 1Q 2022 sales were up $1,512 (+14%).

Despite UTMD increasing the unit prices of its devices and components approximately 6% across-the-board, its 1Q 2022 Gross Profit Margin (GPM) suffered as the result of significantly higher incremental direct labor, direct materials and manufacturing overhead costs in the U.S.

UTMD’s Operating Income Margin (OIM) benefitted from higher sales given that a significant portion of operating expenses are fixed. The $1,105 per quarter straight-line amortization of the $21,000 purchase price that UTMD paid CSI in early 2019 to acquire the remaining 4.75 years’ exclusive U.S. Filshie distribution rights was 9.0% of 1Q 2022 sales compared to 10.1% of 1Q 2021 sales. The purchase price of CSI’s remaining exclusive distribution rights was recognized as an identifiable intangible asset (IIA) which will be fully amortized in 3Q 2023. IIA amortization expense in total, including that remaining from the 2011 Femcare acquisition, which comprises a significant portion of General & Administrative (G&A) operating expenses, was 13.3% of 1Q 2022 consolidated sales compared to 15.1% of 1Q 2021 consolidated sales.  In other words, UTMD’s OIM excluding IIA amortization expense was 50.0% in 1Q 2022 compared to 50.6% in 1Q 2021.

A comparison of 1Q period-to-period Income Before Tax (EBT) was consistent with the OI comparison as 1Q 2022 non-operating income (NOI) was $8 compared to $10 NOI in 1Q 2021. UTMD’s Net Income Margin (NIM) in 1Q 2022 was higher than in 1Q 2021 due to a combined income tax provision rate in 1Q 2022 that was 22.0% compared to 22.4% of EBT in 1Q 2021. The primary reason for the lower income tax provision rate was the distribution mix of subsidiary EBT.

UTMD’s March 31, 2022 Balance Sheet, in the absence of debt, remained strong.  Ending Cash and Investments were $65.9 million on March 31, 2022 compared to $61.0 million on December 31, 2021. Stockholders’ Equity was up $2.0 million in the first three month calendar period from December 31, 2021.  FX rates for Balance Sheet purposes are the applicable rates at the end of each reporting period. The FX rates from the applicable foreign currency to USD for assets and liabilities at the end of 1Q 2022 and the end of 1Q 2021 follow:

	3-31-22	3-31-21	Change
GBP	1.315	1.380	(4.7%)
EUR	1.110	1.174	(5.5%)
AUD	0.750	0.761	(1.5%)
CAD	0.801	0.795	+0.7%

Sales.

Total consolidated 1Q 2022 UTMD sales were $1,360 (+12.4%) higher than in 1Q 2021. Constant currency sales were $1,512 (+13.8%) higher. U.S. domestic sales were 17.7% higher and OUS sales were 3.8% higher despite an average 5% stronger USD. Because of the relatively short span of time, results for any given three month period in comparison with a previous three month period may not be indicative of comparative results for the year as a whole.

Domestic sales in 1Q 2022 were $7,984 compared to $6,783 in 1Q 2021.  The components of domestic sales include 1) “direct sales” of UTMD’s medical devices to user facilities (and med/surg stocking distributors for hospitals), excluding Filshie device sales, 2) “OEM sales” of components and other products manufactured by UTMD for other medical device and non-medical device companies, and 3) “Filshie device sales”, manufactured by Femcare and distributed in the U.S. by UTMD.

1)Direct sales, representing 50% of total domestic sales, were $593 (+17.5%) higher in 1Q 2022 than in 1Q 2021.

2)OEM sales, representing 34% of total domestic sales, were $782 (+41.1%) higher.

3)Filshie device sales were $174 (11.7%) lower in 1Q 2022 compared to 1Q 2021.

OUS sales in 1Q 2022 were $4,339 compared to $4,181 in 1Q 2021. OUS sales invoiced in GBP, EUR, AUD and CAD currencies were $152 lower as a result of changes in FX rates resulting from an average 5% stronger USD.  In other words, constant currency OUS sales were $4,492, which was 7.4% higher than in 1Q 2021.  The foreign currency OUS sales in 1Q 2022 were $2,906, which was 67% of OUS sales and 24% of total consolidated sales.  Foreign currency OUS sales in 1Q 2021 were $3,032, which was 73% of OUS sales and 28% of total consolidated sales.

Gross Profit (GP).

GP results from subtracting the costs of manufacturing and shipping products to customers. UTMD’s GP was $586 (+8.4%) higher in 1Q 2022 than in 1Q 2021.  GP did not increase as much as revenues due primarily to the increases in raw material and incoming freight costs exceeding 20%. In addition, about half of the lower GP Margin in 1Q 2022 was due to an unfavorable experience in U.S. employee medical costs, for which UTMD self-insures. Otherwise, the Company maintained the productivity of its direct labor and manufacturing overhead costs as a result of raising product prices.

Operating Income (OI).

OI results from subtracting Operating Expenses (OE) from GP. OE is comprised of G&A expenses, sales and marketing (S&M) expenses and product development (R&D) expenses.  Consolidated OE were $3,010 in 1Q 2022 (24.4% of sales) compared to $3,059 in 1Q 2021 (27.9% of sales).  Ignoring the portion of OE that were non-cash IIA amortization expenses, OE in 1Q 2022 were 11.1% of consolidated sales compared to 12.8% of sales in 1Q 2021.  A stronger USD in this instance helped OI performance by reducing OUS OE in USD terms by $33, comprised of reducing IIA amortization expense by $16 and all other OUS OE by $17.

Consolidated G&A expenses were $2,551 (20.7% of sales) in 1Q 2022 compared to $2,545 (23.2% of sales) in 1Q 2021. The G&A expenses in 1Q 2022 included $532 (4.3% of sales) of non-cash expense from the amortization of IIA resulting from the 2011 Femcare acquisition, which were $550 (5.0% of sales) in 1Q 2021.  The lower USD IIA amortization expense was mainly the result of a stronger USD, as the Femcare amortization expense in GBP was only £1 lower in 1Q 2022 compared to 1Q 2021. In addition, G&A expenses in both periods included $1,105 IIA amortization expense resulting from the purchase of the CSI remaining U.S. exclusive Filshie distribution rights, which represented 9.0% of 1Q 2022 sales compared to 10.1% of 1Q 2021 sales.  Excluding the non-cash IIA amortization expenses, G&A expenses were $914 (7.4% of sales) in 1Q 2022 compared to $890 (8.1% of sales) in 1Q 2021.  The change in FX rates reduced 1Q 2022 OUS G&A expenses by $28, comprised of reducing IIA amortization expense by $16 and all other G&A expenses by $12.

S&M expenses were $336 (2.7% of sales) in 1Q 2022 compared to $384 (3.5% of sales) in 1Q 2021.  The change in FX rates reduced 1Q 2022 OUS S&M expenses by $5.

R&D expenses in 1Q 2022 were $123 (1.0% of sales) compared to $130 (1.2% of sales) in 1Q 2021. Since all R&D expense was incurred in the U.S., there was no FX impact.

In summary, OI in 1Q 2022 was $4,522 (36.7% of sales) compared to $3,887 (35.5% of sales) in 1Q 2021.  The greater absorption of relatively fixed OE allowed expansion of an 8% growth in GP to a 16% increase in OI.

Income Before Tax (EBT).

EBT results from subtracting net non-operating expense (NOE) or adding NOI from or to, as applicable, OI. Consolidated 1Q 2022 EBT was $4,530 (36.8% of sales) compared to $3,898 (35.6% of sales) in 1Q 2021. The $632 (+16.2%) higher 1Q 2022 EBT compared to 1Q 2021 was consistent with the higher OI. NOE/NOI includes the combination of 1) expenses from loan interest and bank fees; 2) expenses or income from losses or gains from remeasuring the value of EUR cash bank balances in the UK, and GBP cash balances in Ireland, in USD terms; and 3) income from rent of underutilized property, investment income and royalties received from licensing the Company’s technology. Negative NOE is NOI.  Net NOI in 1Q 2022 was $8 compared to $10 NOI in 1Q 2021.

The EBT of Utah Medical Products, Inc. in the U.S. was $2,916 in 1Q 2022 compared to $2,453 in 1Q 2021. The EBT of Utah Medical Products, Ltd (Ireland) was EUR 1,806 in 1Q 2022 compared to EUR 1,731 in 1Q 2021. The EBT of Femcare Group Ltd (Femcare Ltd., UK and Femcare Australia Pty Ltd) was GBP (159) in 1Q 2022 compared to GBP (231) in 1Q 2021. The 1Q 2022 EBT of Utah Medical Products Canada, Inc. was CAD 154 in 1Q 2022 compared to CAD 150 in 1Q 2021.

Excluding the noncash effects of depreciation, amortization of intangible assets and stock option expense, 1Q 2022 consolidated EBT excluding the remeasured bank balance currency gain or loss and interest expense (“adjusted consolidated EBITDA”) were $6,371 compared to $5,776 in 1Q 2021. Management believes that the 1Q 2022 operating performance provides a start that is consistent with achieving its financial objectives for the calendar year 2022, as previously provided in its 2021 SEC 10-K Report. UTMD’s trailing last twelve month EBITDA was $27,126.

Net Income (NI).

NI in 1Q 2022 of $3,534 was 16.9% higher than the NI of $3,024 in 1Q 2021. UTMD’s NIM, NI divided by consolidated sales, was 28.7% in 1Q 2022 and 27.6% in 1Q 2021. The average consolidated income tax provision rates (as a % of EBT) in 1Q 2022 and 1Q 2021 were 22.0% and 22.4%, respectively. The slightly lower provision rate resulted from the distribution of EBT from UTMD’s subsidiaries subject to differing income tax rates.

Earnings per share (EPS).

EPS in 1Q 2022 were 16.6% higher than in 1Q 2021, consistent with the increase in NI because diluted shares used to calculate EPS were only slightly higher. Diluted shares were 3,664,915 in 1Q 2022 compared to 3,655,256 in 1Q 2021.  The slightly higher diluted shares in 1Q 2022 were the result of employee option exercises during the previous four calendar quarters offset by a slightly lower dilution factor for unexercised options.

Outstanding shares at the end of 1Q 2022 were 3,654,987 compared to 3,654,737 at the end of calendar year 2021. The difference was due to employee option exercises during 1Q 2022. Outstanding shares were 3,645,760 at the end of 1Q 2021. The number of shares used for calculating EPS was higher than ending shares because of a time-weighted calculation of average outstanding shares plus dilution from unexercised employee and director options.  The total number of outstanding unexercised employee and outside director options at March 31, 2022 was 51,283 at an average exercise price of $69.17, including shares awarded but not yet vested.  This compares to 51,858 unexercised option shares at the end of 2021 at an average exercise price of $69.24/ share, including shares awarded but not vested.

The number of shares added as a dilution factor in 1Q 2022 was 10,125 compared to 11,168 in 1Q 2021. No options were awarded in 1Q 2022 or in all of calendar year 2021.

UTMD did not pay a cash dividend to stockholders in 1Q 2022 because the special $7,309 ($2.00/share) dividend, which was declared in 4Q 2021, was paid in December before the end of the 2021 calendar year instead of in January 2022. In 1Q 2021, a $1,038 ($0.285/ share) dividend, which was declared in 4Q 2020, was paid to stockholders.

During 1Q 2022 and all of calendar year 2021, UTMD did not repurchase its shares. The Company retains the strong desire and financial ability for repurchasing its shares at a price it believes is attractive for remaining stockholders. UTMD’s closing share price at the end of 1Q 2022 was $89.86, down 10% from the $100.00 closing price at the end of 2021.  The closing share price at the end of 1Q 2021 was $86.60.

Balance Sheet.

At March 31, 2022 compared to three months earlier at the end of 2021, UTMD’s cash and investments increased $4.9 million to $65.9 million as a result of profitable operations. At March 31, 2022, net Intangible Assets declined to 24.5% of total consolidated assets from 27.2% on December 31, 2021. Primarily as a result of hedging for supply chain disruption, March 31, 2022 inventories increased $0.8 million. Accounts payable (A/P) increased $0.7 million from the end of 2021 due to increased sales activity and a more liberal raw material inventory policy. The extra raw material purchases reduced average inventory turns from 2.8 at the end of 2021 to 2.7 at the end of 1Q 2022.  UTMD’s strong current ratio was 13.0 at March 31, 2022.  The 19.5 current ratio as of December 31, 2021 was much higher due to the early payment of the dividend declared in 4Q 2021 which ordinarily would have been paid in January 2022 and thus included in current liabilities at the end of 2021. Consolidated Accounts Receivable (net of allowances) increased $0.6 million at March 31, 2022 compared to December 31, 2021 as a result of the aging of receivables slipping to an average of 42 days on a rolling sales quarter basis compared to 36 days at the end of 2021. The slower aging remains within management’s target.

As of March 31, 2022, Stockholders’ Equity increased $4.3 million compared to a year earlier at March 31, 2021 despite the reduction in Stockholders’ Equity from the $10.4 million ($2.855/ share) in stockholder cash dividends paid during the last twelve months.  During 1Q 2022, Stockholders’ Equity increased $2.0 million from the end of 2021.

Financial ratios as of March 31, 2022 which may be of interest to stockholders follow:

1)Current Ratio = 13.0

2)Days in Trade Receivables (based on 1Q 2022 sales activity) = 42

3)Average Inventory Turns (based on 1Q 2022 CGS) = 2.7

4)2022 YTD ROE (before dividends) = 13%

Investors are cautioned that this press release contains forward looking statements and that actual events may differ from those projected.  Risk factors that could cause results to differ materially from those projected include global economic conditions, market acceptance of products, regulatory approvals of products, regulatory intervention in current operations, government intervention in healthcare and the economy in general, tax reforms, the Company’s ability to efficiently manufacture, market and sell products, cybersecurity and foreign currency exchange rates, among other factors that have been and will be outlined in UTMD’s public disclosure filings with the SEC.

Utah Medical Products, Inc., with particular interest in health care for women and their babies, develops, manufactures and markets a broad range of disposable and reusable specialty medical devices recognized by clinicians in over one hundred countries around the world as the standard for obtaining optimal long term outcomes for their patients.  For more information about Utah Medical Products, Inc., visit UTMD’s website at www.utahmed.com.

Utah Medical Products, Inc.

INCOME STATEMENT, First Quarter ended March 31

(in thousands except Earnings Per Share)

	1Q2022	1Q2021	Percent Change
Net Sales	$12,323	$10,964	12.4%
Gross Profit	7,532	6,947	8.4%
Operating Income	4,522	3,887	16.3%
Income Before Tax	4,530	3,898	16.2%
Net Income	3,534	3,024	16.9%
Earnings Per Share	$0.964	$0.827	16.6%
Shares Outstanding (diluted)	3,665	3,655

BALANCE SHEET

(in thousands)	(unaudited) MAR 31, 2022	(audited) DEC 31, 2021	(unaudited) MAR 31, 2021
Assets
Cash & Investments	$65,873	$60,974	$56,033
Accounts & Other Receivables, Net	5,720	5,132	4,157
Inventories	7,367	6,596	5,975
Other Current Assets	520	456	451
Total Current Assets	79,480	73,158	66,616
Property & Equipment, Net	10,997	11,066	11,087
Intangible Assets, Net	29,326	31,412	36,685
Total Assets	$119,803	$115,636	$114,388
Liabilities & Stockholders’ Equity
Accounts Payable	1,454	761	840
REPAT Tax Payable	220	220	79
Other Accrued Liabilities	4,424	2,765	3,648
Total Current Liabilities	6,098	3,746	4,567
Deferred Tax Liability – Intangibles	1,946	2,104	2,068
Long Term Lease Liability	382	396	329
Long Term REPAT Tax Payable	1,675	1,675	1,995
Deferred Income Taxes	534	577	546
Stockholders’ Equity	109,168	107,138	104,883
Total Liabilities & Stockholders’ Equity	$119,803	$115,636	$114,388